Exhibit 10.1

AGREEMENT

This agreement (this “Agreement”) is made as of March 31, 2010 (the “Effective Date”) by and between Fiserv, Inc. (the “Company”) and Peter J. Kight (“Executive”). As used herein, the “Company” shall mean Fiserv, Inc. and its subsidiaries.

WHEREAS, Executive will cease to serve as an employee of the Company on the Effective Date; and

WHEREAS, the parties hereto desire to memorialize certain agreements between them in connection with Executive’s cessation of service as an employee of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive hereby agree as follows.

1.	Executive’s amended and restated employment agreement (the “Employment Agreement”) shall terminate and expire as of the Effective Date; provided that Section 8 (confidentiality and assignment of inventions) and Section 13 (indemnification) of the Employment Agreement shall survive indefinitely.

2.	Executive’s retention agreement, as amended (the “Retention Agreement”), shall terminate and expire as of the Effective Date; provided that Section 14(i) (indemnification) shall survive indefinitely.

3.	In consideration of the special and unique opportunities afforded to Executive by the Company as a result of Executive’s employment, and in consideration of the Company’s other promises contained in this Agreement, Executive hereby agrees that he will not, for a period of two years after the date hereof, directly or indirectly, for himself or in conjunction with or on behalf of any other individual or entity, solicit, divert, take away or endeavor to take away from the Company any customer, account or employee of the Company. The period of time during which Executive is subject to the prohibitions contained in this Section 3 shall be extended by any length of time during which Executive is in violation of such prohibitions. The restrictions of this Section 3 shall not be violated by the ownership by Executive of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted on NASDAQ.

4.	This Agreement shall not modify, amend or otherwise affect the terms of any agreements entered into between the Company and Executive prior to the Effective Date with respect to equity awards made to Executive prior to the Effective Date.

5.	Executive agrees to execute and deliver a release in substantially the form of Exhibit A hereto.

6.	As consideration for the matters set forth herein, the Company agrees to pay Executive a lump sum payment of $2,256,072 (the “Payment”). The Payment shall be made on the first day of the seventh month following the month in which the Effective Date occurs, without interest thereon.

7.	Executive acknowledges that his participation in the Company’s benefit programs will end following Executive’s cessation of service. If Executive is currently eligible for and participating in medical, dental, or medical flexible spending account benefits, Executive will be eligible to continue these benefits through COBRA. Executive will receive additional information about this COBRA coverage in a separate letter, from the Company’s third party administrator.

8.	If Executive is currently participating in the Company’s group life insurance or supplemental life insurance benefits, Executive may be eligible to convert this coverage into an individual policy.

9.	Executive’s ability to make contributions to the Company’s 401(k) plan will end on the Effective Date. The assets that are currently invested in Executive’s 401(k) plan will remain invested with his current fund allocations, or Executive may choose to have them distributed or rolled over to another account. Executive is advised to seek tax advice before choosing to have these assets distributed or rolled over to another account.

10.	This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

11.	The waiver by either party hereto of any breach or violation of any provision of this Agreement by the other party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving party.

12.	Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed effective at the time of delivery, if delivered in person, or three days following deposit in the United States mail if sent by certified mail: to Executive to the last mailing address set forth in the Company’s files; and, to the Company, to Fiserv, Inc., Attention: General Counsel, 255 Fiserv Drive, Brookfield, WI.

13.	This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia applicable to contracts made and to be wholly performed within such state, except that the indemnification provisions of the Employment Agreement and Retention Agreement that survive termination of those Agreements and shall be interpreted, construed and governed according to the provisions of the Delaware General Corporation Law.

14.	This Agreement may be amended in any and every respect by agreement in writing executed by both parties hereto.

15.	Except to the extent set forth herein, this Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement.

16.	The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof. Without limiting the foregoing, it is understood by and between the parties hereto that Executive’s covenants set forth in Section 8 of the Employment Agreement, which survives termination to the extent set forth herein, and Section 3 of this Agreement are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Executive acknowledges that the restrictions contained in this Agreement are reasonable but should any provisions of this Agreement be determined to be invalid, illegal or otherwise unenforceable to its full extent, or if any such restriction is found by a court of competent jurisdiction to be unreasonable under applicable law, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent and agree that such scope of protection, time or geographic area (or any one of them, as the case may be) shall be modified accordingly in any proceeding brought to enforce such restriction. Executive acknowledges that the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby, and that the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

IN WITNESS whereof this Agreement has been executed as of the Effective Date by:

Fiserv, Inc.		Executive

By:	/s/ Jeffery W. Yabuki	/s/ Peter J. Kight
	Jeffery W. Yabuki	Peter J. Kight
Chief Executive Officer